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FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

SOFAER CAPITAL GLOBAL HEDGE FUND

SOFAER CAPITAL ASIAN HEDGE FUND

SOFAER CAPITAL NATURAL RESOURCES HEDGE FUND

SOFAER CAPITAL, INC.

TIM WHYTE

ERIC WING CHEONG LEUNG

JOHN LAURIE HUNTER

MARK ADAM PARKIN

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SOFAER CAPITAL URGES STOCKHOLDERS TO VOTE GOLD PROXY CARD FOR ELECTION OF DIRECTORS DEDICATED TO MAXIMIZING STOCKHOLDER VALUE

LONDON, December 12, 2006 — Sofaer Capital, Inc. today issued the following open letter to stockholders of Far East Energy Corporation (OTC Bulletin Board: FEEC):

December 12, 2006

Dear Fellow Far East Energy Stockholder:

The Annual Meeting of Far East Energy Corporation is only days away. We urge you to send the Board of Far East a message that the Company’s performance has not been satisfactory by voting the GOLD proxy card for the election of directors dedicated to maximizing stockholder value. We believe that now is the time for change at Far East for the following reasons:

•	The current Board has offered no explanation for Far East’s poor share price performance. According to Far East’s own proxy statement, a $100 investment in the Company’s common stock on January 31, 2002 would have been worth $54.50 as of December 31, 2005. By comparison, a similar investment in the S&P 500 Index would have resulted in a return of $118.34, and a similar investment in the Dow Jones U.S. Exploration & Production Index would have resulted in a return of $332.25, according to the Company’s own proxy statement. Far East’s stock price has dropped a further 30% since December 31, 2005.

•	Far East’s nominees do not have enough skin in the game. The current Board’s nominees currently own only 96,650 shares of Common Stock between them and Michael R. McElwrath, the Company’s CEO, owns only 100 shares. By contrast, we have joined with stockholders that together own 17,574,349 shares, or 14.2%, of the Company’s Common Stock. We believe that our nominees’ interests will be better aligned with those of all stockholders.

•	We believe the Company needs better oversight of budgetary control. Operational costs at Far East have at times been 35% over budget. For the last reported period covering the first 9 months of 2006, the Company’s own figures show compensation and general and administrative costs have increased to 48.9% of total expenses versus only 32.2% for the first 9 months of 2005. At the same time money spent on the critical area of exploration and engineering actually fell from 29.6% to 11.1% of total expenses. We believe that the presence of our nominees on the Board will result in better oversight of management.

•	The current Board has not provided an adequate explanation for operational delays. Since the end of 2004, Far East has changed the expected time for completion of its first horizontal well 3 times and the expected time for obtaining confirmation of commercial gas from any well no less than 6 times. The Company has not yet provided any verified commercial gas results.

•	We believe Far East has diluted the interests of its stockholders unnecessarily. After we nominated four director nominees, the Board proceeded to sell 18,862,221 shares of Common Stock while the stock price traded near an historic low, just days before the record date for the Annual Meeting. We believe this was an attempt to entrench the current Board and senior management. If we do not act now, the Board could have the power to push through further dilutive share sales in the future. Our nominees will recognize the true cost of capital and the impact of fundraising on existing stockholders by tying financing events to the achievement of operational milestones.

•	Our nominees will bring added experience to the Board in areas that we believe are desperately needed at this stage of Far East’s development. In addition to lending their expertise with coalbed methane companies and Chinese natural gas markets, we believe that our nominees will improve the current Board in critical areas such as corporate governance, investor relations, business strategy and finance. Furthermore, we believe that the presence of our nominees on the Board will create a culture that challenges senior management to perform, unleashing the potential of the Company’s current operational team.

Send the Board a message that now is the time to change the performance of Far East. Please join with us by voting the GOLD proxy card for the election of directors committed to stockholder value.

We encourage you to vote the GOLD proxy card as soon as possible. You may be able to vote the GOLD proxy card by Internet or telephone, but if not, please sign, date and return the GOLD proxy card as soon as possible before the December 15, 2006 Annual Meeting. Remember, even if you have already voted the current Board’s proxy card, you have every right to change your vote by returning the GOLD proxy card.

If you have any questions or would like assistance in voting your shares, please contact our proxy solicitors, MacKenzie Partners, Inc., by telephone at 800-322-2885 or 44-207-170-4155 or by e-mail at proxy@mackenziepartners.com.

Thank you for your support.

Sincerely,

Tim Whyte

Investment Manager

Sofaer Capital, Inc.